UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
1. Name and Address of Reporting Person
   Nancy Lazara
   3901 7th Ave. South, Suite 200
   Seattle, WA  98108
2. Date of Event Requiring Statement (Month/Day/Year)

3. IRS or Social Security Number of Reporting Person (Voluntary)
   4. Issuer Name and Ticker or Trading Symbol
   BRIAZZ, INC. (BRZZ)
   5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Vice President
6. If Amendment, Date of Original (Month/Day/Year)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Beneficially Owned                                                                           |
___________________________________________________________________________________________________________________________________|
1. Title of Security                       |2. Amount of          |3. Ownership    |4. Nature of Indirect                          |
                                           |   Securities         |   Form:        |   Beneficial Ownership                        |
                                           |   Beneficially       |   Direct(D) or |                                               |
                                           |   Owned              |   Indirect(I)  |                                               |
___________________________________________________________________________________________________________________________________|
                                                                                                                                   |
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___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securities Beneficially Owned                                                                             |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative   |2.Date Exer-       |3.Title and Amount     |         |4. Conver-|5. Owner-    |6. Nature of Indirect      |
  Security              |  cisable and      |  of Underlying        |         |sion or   |ship         |   Beneficial Ownership    |
                        |  Expiration       |  Securities           |         |exercise  |Form of      |                           |
                        |  Date(Month/      |-----------------------|---------|price of  |Deriv-       |                           |
                        |  Day/Year)        |                       |Amount   |deri-     |ative        |                           |
                        | Date    | Expira- |                       |or       |vative    |Security:    |                           |
                        | Exer-   | tion    |         Title         |Number of|Security  |Direct(D) or |                           |
                        | cisable | Date    |                       |Shares   |          |Indirect(I)  |                           |
___________________________________________________________________________________________________________________________________
                                                                                                                                   |
Employee Stock Option   |(1)      |11/1/07  |Commmon Stock          |25       |$1632.00  |D            |                           |
(right to purchase)     |         |         |                       |         |          |             |                           |
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Employee Stock Option   |(2)      |11/13/07 |Commmon Stock          |9        |$1632.00  |D            |                           |
(right to purchase)     |         |         |                       |         |          |             |                           |
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Employee Stock Option   |(3)      |2/3/09   |Commmon Stock          |13       |$1800.00  |D            |                           |
(right to purchase)     |         |         |                       |         |          |             |                           |
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Employee Stock Option   |(4)      |2/3/09   |Commmon Stock          |50       |$1800.00  |D            |                           |
(right to purchase)     |         |         |                       |         |          |             |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Employee Stock Option   |(5)      |11/1/09  |Commmon Stock          |2500     |$1.50     |D            |                           |
(right to purchase)     |         |         |                       |         |          |             |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Employee Stock Option   |(6)      |11/1/09  |Commmon Stock          |834      |$1.50     |D            |                           |
(right to purchase)     |         |         |                       |         |          |             |                           |
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Employee Stock Option   |(7)      |1/1/09   |Commmon Stock          |5000     |$1.50     |D            |                           |
(right to purchase)     |         |         |                       |         |          |             |                           |
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Employee Stock Option   |(8)      |11/1/09  |Commmon Stock          |5321     |$1.50     |D            |                           |
(right to purchase)     |         |         |                       |         |          |             |                           |
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Employee Stock Option   |(9)      |11/1/10  |Commmon Stock          |5000     |$1.50     |D            |                           |
(right to purchase)     |         |         |                       |         |          |             |                           |
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Employee Stock Option   |(10)     |1/24/11  |Commmon Stock          |2156     |$6.00     |D            |                           |
(right to purchase)     |         |         |                       |         |          |             |                           |
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Employee Stock Option   |(11)     |11/1/09  |Commmon Stock          |1250     |$1.50     |D            |                           |
(right to purchase)     |         |         |                       |         |          |             |                           |
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___________________________________________________________________________________________________________________________________|

Explanation of Responses:

(1) The option became exercisable for 7 shares on November 1, 1998 and becomes exercisable for 6 shares on each of the next three anniversaries of that date.

(2) The option became exercisable for 3 shares on November 13, 1998 and becomes exercisable for 2 shares on each of the next three anniversaries of that date.

(3) The option became exercisable for 4 shares on February 3, 2000 and becomes exercisable for 3 shares on each of the next three anniversaries of that date.

(4) The option became exercisable for 13 shares on February 3, 2000 and for 13 shares on February 3, 2001 and becomes exercisable for 12 shares on each of the next two anniversaries of that date.

(5) The option became exercisable for 1,250 shares on November 1, 1999 and becomes exercisable for 625 shares on each of the next two anniversaries of that date.

(6) The option became exercisable for 209 shares on November 1, 1999, for 209 shares on November 14, 1999, and for 208 shares on November 14, 2000 and becomes exercisable for 208 shares on November 14, 2001.

(7) The option became exercisable for 1,250 shares on February 3, 2000 and for 1,250 shares on February 3, 2001 and becomes exercisable for 1,250 shares on each of the next two anniversaries of that date.

(8)  The option  became  exercisable  for 1,331  shares on  November 1, 2000 and
     becomes   exercisable   for  1,330   shares  on  each  of  the  next  three
     anniversaries of that date.

(9) The option will become exercisable for 1,250 shares on each of the first four anniversaries of November 1, 2000.

(10) The option will become exercisable for 539 shares on each of the first four anniversaries of January 24, 2001.

(11) The option became exercisable for 313 shares on February 3, 2000 and for 313 shares on February 3, 2001, and becomes exercisable for 312 shares on each of the next two annivesaries of that date.


                                   /s/ Nancy Lazara              May 1, 2001
                                   ------------------------      ---------------
                                   Signature of Reporting Person      Date